Exhibit 99.1

FLOW INTERNATIONAL CORPORATION

Second Quarter 2005 Conference Call

January 12, 2005, 1:00 p.m., ET

Operator	Good morning, ladies and gentlemen, and welcome to Flow International Corporation Quarter Two 2005 conference call. At this time all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone needs assistance at any time during the conference, please press the star followed by the zero on your touchtone phone. As a reminder, this conference is being recorded today, Wednesday, January 12, 2005.

At this time I would now like to turn the conference over to Mr. John Leness. Please go ahead, sir.

J. Leness	Thank you, Dustin. I’m John Leness, Flow International’s Secretary and General Counsel. With me this morning are Stephen Light, Flow’s President and CEO, and Steve Reichenbach, Chief Financial Officer.

A couple of reminders. This call is being recorded and broadcast live over the internet. This call will also include forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Any statements about future events, trends, risks and plans should be considered as forward-looking statements. Forward-looking statements may differ materially from actual results and are subject to risks and uncertainties as are detailed in our public filings with the Securities and Exchange Commission.

For additional discussion on the principal factors that may cause actual results to differ, please refer to our 10K/A filing for the year ended April 30, 2004 and 10Q filings for the quarters ended July 31 and October 31, 2004. Flow takes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise.

During the call we will provide selected financial and performance results for the second quarter of fiscal 2005, business outlook statements, including revenue expectations for fiscal 2005 and statements related to the expected performance of Flow International during fiscal 2005 and beyond, as well as statements regarding Flow’s sales strategy and outlook, its position in the marketplace, anticipated completion of contracts, future financing plans, etc., are based on current expectations only. Due to economic conditions and other factors, actual results may differ from the outlook statements.

It is currently expected that the business outlook will not be updated until the company’s next quarterly earnings announcement. Flow International does, however, reserve the right to update the business outlook at any time for any reason including the occurrence of material events.

With that introduction, I’ll turn the call over to Stephen Light.

S. Light	Thanks, John. Good morning, ladies and gentlemen. It’s good to speak to you once again. We have a lot of news to pass along about developments within the company since our last call and we’re eager to present them, but we feel we should address our recently completed restatement first and then move to more current items. Accordingly, we’ll begin our remarks with Steve Reichenbach, providing an overview of our restated 2004 10K/A, then I’ll update you on our operational performance. Steve will return to discuss our most recent quarter’s financial results and I’ll wrap up. We’ll move as quickly as possible so that we have time for your questions. Steve, please begin.

S. Reichenbach	Thanks, Stephen. Good afternoon, everyone. I want to take a brief moment to address the amended Form 10K we filed with the SEC on December 20th. We’ve put in an enormous amount of work over these past few months to review and reconcile historical intercompany transactions, and this review has resulted in a restatement of our historical financial statements.

The restatement did not affect revenue. The changes to the numbers resulted from the movement of historical foreign exchange gains and losses from the equity section of the balance sheet under Accumulated Other Comprehensive Loss to Other Income and Expense in the income statement. In addition, there were several corrections of entries originally recorded as foreign currency revaluation that should have been recorded to cost of sales and provision for income taxes.

We also restated historical interest expense downward resulting from an adjustment in the value ascribed to the warrants granted in May 2001 as part of the execution of our subordinated debt agreement. Lastly, we recorded appropriate tax provision entries based on these adjustments.

The bottom line impact of all these adjustments by fiscal year was the fiscal year 2004 net loss decreased $3.1 million from the previously reported loss of $14.6 million to a loss of $11.5 million or from a 95 cents loss per share to a 75 cent loss per share. The net change in the bottom line of fiscal 2003 was immaterial, a reduction in the loss of $25,000.

Finally, the fiscal 2002 net loss increased $1.9 million from a previously reported $6 million loss to a $7.9 million loss or a loss per share of 52 cents, up from the previously reported loss per share of 39 cents.

Shortly after filing our restated Form 10K we filed our first quarter Form 10Q and on Monday the 10th, we filed our second quarter Form 10Q.

Further discussion of the restatement can be found in Note 2 of the financial statements in the Form 10K/A.

In connection with the restatement, our independent public accounting firm reported two matters which constituted material weaknesses in the company’s internal control over financial reporting. We have taken this very seriously and management and the audit committee have dedicated significant resources to assessing the underlying issues giving rise to the restatements and material weaknesses and to ensuring that proper steps have been and are being taken to improve our control environment.

We have assigned the highest priority to the correction of these deficiencies and believe we have a program to address and correct these issues.

Additional discussion of the noted weaknesses as well as our action plan can be found in either Item 9A, Controls and Procedures of our Form 10K/A or Item 4, Controls and Procedures in either the first or second quarter Form 10Q.

With that, I will now turn the call over to Stephen, who will provide his review.

S. Light	Thanks, Steve, for the restatement overview. Now that that’s behind us, let’s talk about our markets and our operations. I’ll also continue our practice of updating you on our restructuring and recapitalization effort.

Year-to-date, revenues are 29% ahead of last year with Q2 consolidated revenues increasing 27% versus the prior year quarter as a result of record levels of demand for our core Waterjet shape cutting machines.

In Q2 we delivered more Waterjet machines to our world markets than in any previous quarter in the company’s history. Analyzing this data geographically, domestic revenue grew 51% over prior year quarter and 45% over the prior 6 months as our plans to increase customer awareness through increased marketing expenditures and our plan to improve access to our salesforce by adding regional sales managers and recruiting distributors for under-served areas have now been fully implemented.

While the Association of Manufacturing Technologies’ machine consumption data shows a broad machine tool market recovery, our growth, epitomized by our bookings at the September’s IMTS show in Chicago, is substantially faster than the general recovery. We have noted no slowing of orders as we approach the sunset of the United States tax incentives for capital investment at year end even though many of the machines we’ve recorded as bookings would not be installed in the prior tax year. While practically impossible to quantify, a contributing factor to this market uplift is the use of Waterjet cutting technology in the manufacture of supplemental armor kits for our troops and their vehicles in Iraq as Waterjets are ideally suited to cut the variety of shapes and thicknesses required of these very tough materials.

In our Asian business in which we include divisions focused primarily on Japan, Taiwan, China and Korea, revenue expanded 19% over the prior year quarter and 25% over the prior 6 months as our management team there properly refocused their attention towards shape cutting machines in anticipation of a moderation in the Chinese automotive markets which have remained robust despite tightening interest rates. In fact, we recently learned that 1,000 new vehicles are registered in Beijing and Shanghai each day.

We continue to grow our installed base of machines in the electronic chip singulation market during the quarter. Further leveraging this initial electronic industry penetration, we received our second shape cutting machine order for our newest application in the solid state video display industry. These machines, specialized versions of the company’s standard products, are being used to produce high volume components for flat panel television.

European sales have grown 1% through the first half of the year, yet declined 8% on a quarterly basis as a result of lower general press sales there. General press sales are typically lumpy as large contracts are in various states of progress at any given time and percentage of completion revenue recognition is uneven. Waterjet sales in Europe, however, grew 14.6% quarter over prior year quarter bringing the year-to-date increase to 6.5%.

.	We’re beginning to feel some benefit from the declining value of the dollar which is helping reposition our fully featured U.S. built machines toward the bottom of the pricing range relative to indigenous competition.

We’re also expecting to be positively impacted by the termination of the punitive import duty imposed by the WTO on American machine tool imports which was rescinded after the end of the second quarter. To support this dramatically increasingly demand and the company’s growing backlog of shape cutting machines while holding delivery lead times constant, we’ve increased production rates, hired additional people and moved to longer work shifts at our Jeffersonville, Indiana and Kent, Washington manufacturing plants.

To complete the Waterjet shape cutting discussion, our aerospace team’s work with Boeing’s Japanese, Korean and Chinese subcontractors on Waterjet cutting machines for the new 7E7 carbon fiber composite aircraft has achieved some success. To date, we have firm purchase orders and letters of intent for approximately $21.4 million of Waterjet shape cutting equipment which will begin installation in the later months of Q2 fiscal 2006 in support of first aircraft assembly in late calendar 2006.

Boeing recently announced they have 126 planes on order and restated their commitment to this next generation aircraft program.

As revenue from these machines is being recognized on a percentage of completion basis we expect these systems to have a positive impact on revenue within the current fiscal year. Nearly one-quarter of the total contracted amount has already been received in the form of customer advance payments. To our knowledge, as of this date, Flow has been awarded every Boeing 7E7 Waterjet cutting machine order placed. We credit this positive outcome to our aerospace team, to Flow’s nearly 100 existing aerospace applications and many years of carbon fiber cutting experience.

Boeing is making solid progress developing the manufacturing processes to be used on the new aircraft. It will share these processes with its major subcontractors.

This morning’s Seattle Times newspaper business section shows a picture of Boeing’s first 7E7 one piece composite fuselage section which is 22 feet long and 19 feet wide which we’re pleased to inform you has a door and 4 windows cut with a Flow Waterjet.

Meanwhile we continue to work with the remaining 77 subcontractors to fulfill their uncommitted equipment investment plan. Two additional domestic aerospace bookings, both for military applications, added just over a million dollars to our aerospace backlog.

In Europe, where Flow has been a supplier to Airbus and its aerospace subcontractors for many years, we have delivered our first machines to the A380 Super Jumbo program in Madrid and are optimistic we’ll be able to assist Airbus with their future A350 composite airframe needs as well.

On the aftermarket side of the core business, consolidated Waterjet and surface preparation spare parts and service revenues increased 6% in the quarter versus prior year and 2% for the 6 month period. As substantially increased parts consumption is reflecting much higher machine utilization, our aftermarket team worked throughout the just completed holiday break.

We remain absolutely focused on providing industry leading levels of customer support and have operated for more than a year with above 98% same day, on time delivery of more than 4,000 of our most commonly used parts. As of the end of the second quarter and in just over a year from its launch, nearly 40% of domestic spares orders are now received via our internet store, Flowparts.com, improving customer and Flow productivity. We celebrate these achievements, appreciate our customers’ positive reinforcement, but believe we can do even better.

As you can tell from these remarks, our Waterjet core is vibrant, healthy and growing rapidly as current and future customers are finding the advantages of Waterjet shape cutting economically significant.

Moving now to our applications group where we have reported cost control challenges in the past several quarters, we continue to work through our most difficult contract, but are nearing their conclusion. Applications revenues of $8.6 million exceeded the prior year quarter of $6.4 million by 34% and are ahead for the 6 months by 28%. As of today, we anticipate completing these difficult contracts by the end of the current quarter, Q3, and returning the unit to profitability. Improvements in staffing, cost estimating and project management have already been implemented within the unit to deal with the root cause issues.

Avure also had a productive quarter with revenues increasing from $10.6 million in Q2 last year to $11.4 million in Q2 fiscal ‘05, up 6.9%. General press revenues increased to $8.8 million in the current year quarter from $6.9 million in Q2 of ‘04 and $6.8 million in Q1 of this year. We have sufficient backlog at general press to keep us busy for several quarters and our potential sales funnel is solid with multi-national opportunities.

Food equipment related revenue decreased from $3.7 million in the prior year period to $2.6 million this year in Q2. More meaningful, however, are our cumulative 6 month numbers which show food revenue increased from $4.4 million to $6.5 million or 48% in the current year.

Following the close of the quarter we received another order from Purdue for their third 215 liter machine and supporting automation and we booked 5 other machines of 35 liters and smaller. Purdue’s incremental capacity order is the result of very positive consumer reaction to high pressure processed food and demand is outrunning their capacity.

On the operational front, we’ve now completed resizing our food business expenses to generate operating profits at this level of revenue by consolidating all food related technical and distribution staff in our Kent, Washington facility. Manufacturing of food vessels as well as final integration of food systems continues to be planned for our Swedish facility.

Significant food systems start up occurred during the quarter at Hormel and four, 215 liter Ultra machines came on line to full production rate. Other machines are in the installation process at other customer sites.

Having completed the market overview, let’s move now to a brief discussion of our debt. Steve will provide the detailed debt analysis, but I’m pleased to tell you that our senior debt continues to decline on the basis of positive cash flow from operations. While we certainly desire to have made more progress toward resolving our debt situation than we have at this time, you will appreciate we were impeded by the lengthy process related to our restatement. We are now refreshing our strategy to reduce overall debt in light of our further improved senior debt position. We continue to see our operating cash flow, potential equity sales and non-core divestitures as potential sources of the solution.

On divestitures, as previously reported, the Mergers and Acquisitions Committee of our Board authorized the company to retain the services of a middle market investment bank to assist in developing strategic options for our ATAB industrial press business, which we do not consider part of Flow’s core. While delayed by the restatement, good progress has been made since the 10K/A release, and exploratory letters are being mailed to potential acquirors. An offering memorandum has been prepared and updated accordingly.

As a reminder, Flow intends to retain the core food product line whose pressure vessels are manufactured in the ATAB facilities. As of this call, no expressions of interest nor offers to purchase have been received.

On the sale of additional equity, Flow’s shareholders provided authorization of an additional 20 million shares of common stock at the last shareholders’ meeting which along with our existing uncommitted but previously authorized shares, provides us flexibility to sell equity should we determine that that is in the best interest of our shareholders. Decisions on this matter have been delayed as a result of our work on the 2004 restatement, but have resumed with its filing.

Finally, to the topic of less costly senior and subordinated debt. In our previous calls we’ve detailed an expectation by potential lenders of a longer performance track record than we had when we explored new senior debt last spring. Now that we have 5 consecutive quarters of positive and increasing EBITDA and 7 quarters of positive cash flow, we are optimistic we’ll be able to attract new lenders for refinancing prior to the expiration of our current credit facilities in the summer. As you can see, notwithstanding the delays, we have quite a lot going on to clean up our balance sheet.

During the quarter we became the target of a patent infringement suit by a domestic competitor named OMAX. The suit deals with Waterjet machine control software used to guide the position of our Waterjets relative to the parts they are cutting. After very careful review, we believe the suit is without merit and have responded accordingly. Unfortunately, these things take a considerable amount of time to work through the court system, but Flow believes we are well represented in the case and will prevail at the end. We believe we have adequately compartmentalized the work required to support this litigation and its prosecution, and it will have a minimal effect on management time and focus.

As a point of policy and long term strategy, Flow is committed to the protection of its intellectual property and has counter-sued OMAX for their infringement of our patented dynamic Waterjet system which assures operators of optimal cutting speed while producing vertical edge cuts.

Finally, before I turn the call over to Steve for the detailed financial review, I’d like to update you about our 2 year operational restructuring program launched in May 2003. Under this now completed plan, we’ve reduced headcount, closed facilities, moved manufacturing from Europe to the United States, completed construction of a new facility in Taiwan, implemented build-to-order methodologies and continuous flow assembly lines in our Jeffersonville, Indiana and Kent, Washington facilities, substantially reduced inventories while simultaneously improving customer service levels, modernized and reduced the manufacturing cost of all standard shape cutting machines including the world leading WMC-2, and outsourced significant amounts of manufacturing we found we could purchase less expensively than produce ourselves. As a result, we are experiencing the reduced cost structure and flexibility we expected which has enabled us to respond to increases in market demand and absorb the financial difficulties we have described at our robotics division while still improving overall performance.

Now I’ll turn the call over to Steve for his comments about our results.

S. Reichenbach	Thank you, Stephen. As Stephen mentioned, we’re very pleased with the results for the quarter which is now the fifth consecutive quarter of operating profit since we began our restructuring program 7 quarters ago. It also represents our fifth consecutive quarter of positive EBITDA.

EBITDA for the quarter was $5.2 million. Excluding other income, which was primarily realized in unrealized foreign exchange gains, EBITDA was $3.8 million for the quarter. Our trailing 4 quarter EBITDA, excluding other income, is $14.3 million.

We generated $5.6 million in cash flow from operations for the quarter and $6.7 million in cash flow from operations for the 6 months ended October 31, 2004. This cash flow generation has allowed us to decrease debt by $5.2 million since April 30, 2004.

We are also pleased to report another quarter of operating profit for both the Waterjet and Avure sides of our business on increased revenues across most of the company in terms of both products and geographies.

Looking at Waterjet, second quarter system sales were $31.3 million, a 50% jump over a year ago largely as a result of increased demand for our standard Waterjet cutting systems as well as strength from the domestic automotive manufacturers. So too, quarterly spare parts were up 6% as we continued to benefit from a greater number of systems in operation.

As Stephen said, we’re also seeing an increasing number of customers purchase replacement and spare parts directly from our Flowparts.com website. Both Waterjet system and spares sales are up for the 6 month period ended October 31, 2004 as compared to the prior year period.

Total Avure sales were up 7% in the second quarter compared to a year ago. Breaking the Avure sales down, our food, or Fresher Under Pressure sales, decreased $1.1 million in the quarter as compared to the prior year amount of $2.6 million, but were actually up $2.1 million for the first 6 months in fiscal 2005 to $6.5 million as compared to $4.4 million in the same period in fiscal 2004.

In the prior year, fiscal 2004 revenue recognition for Fresher Under Pressure utilized both percentage of completion and on an as-delivered basis while our current fiscal year utilized only percentage of completion for revenue recognition.

Revenues from several completed systems were recognized in the second quarter of fiscal 2004 upon customer acceptance. Had these fiscal 2004 sales been recognized on percentage of completion, a portion of the second quarter fiscal 2004 revenue would have been recognized in the first quarter of fiscal 2004.

General press sales increased 27% during the quarter to $8.8 million and increased 57% for the 6 months ended October 2004 as compared to the like periods last year.

As we have discussed in the past, general press revenues can be lumpy from quarter to quarter due to the nature of the sales and production cycle. For the past several quarters we have been experiencing healthy demand in this product line.

Consolidated gross margin was 33% of sales for the quarter and 35% of sales for the year-to-date period. These current year percentages are below the prior year gross margin percent of 36% for both the quarter and year-to-date. This decrease in current year margin percent is attributable to several loss contracts in our automotive division and lower sales volumes in the food operations.

Excluding both automotive and food from the current and prior year, gross margin would have been 40% for the quarter, an increase from 38% in the prior year quarter. Removing our automotive division for the year-to-date period, gross margins would have been 39% in fiscal 2005, up from 37% in fiscal 2004.

Turning to operating expenses, both research and engineering and general and administrative expenses decreased as a percentage of sales for both the 3 and 6 month period in fiscal 2005 as compared to prior year periods as we continue to keep a tight rein on costs. Over the past several quarters we’ve kept close watch on our headcount and have made better allocation of our engineers to more closely match R&D with projects that generate revenue.

Marketing expenses as a percent of sales were 15% in the second quarter, up slightly from 14% in the prior year quarter. This increase in percent, however, is attributable to the costs associated with the International Manufacturing Technology Trade Show, or IMTS, which we attended in September 2004. As IMTS is a biannual show, no expenses were recognized in the prior year.

For the 6 months in fiscal 2005 marketing expenses are down as a percent of sales to 15% from 17% in the prior year period.

Looking below operating income, net interest expense in the current quarter was up $400,000 or 12% versus the prior year. Even though average debt levels have decreased over the prior year, interest expense is up due to higher interest rates under our amended agreement and increased fees associated with our amended debt agreement.

Other income for both the current and prior year is primarily comprised of foreign exchange gains. For the first time since our restructuring program began, we generated pretax income of $183,000. We trimmed our consolidated net loss substantially during the quarter to $275,000 or 2 cents per diluted share as compared to a loss of $1.9 million of 13 cents loss per share in the second quarter of fiscal 2004.

Regarding the balance sheet, cash at quarter end was $14.9 million, a healthy increase from the $10.6 million at the end of the fiscal first quarter. I anticipate that we will repatriate some of this cash back to the U.S. before the end of the third quarter.

Receivables dollars have remained unchanged since April. However, worldwide days sales outstanding has decreased to 72 days from 75 days at April 30th.

Inventory has increased $2 million or 7% since April, all in finished goods. Inventory turns, however, still remain a little over 5 times.

Down payments on our new aerospace contracts are reflected in the $3 million improvement in customer advances since April. At quarter end we remained in compliance with all of our debt covenants.

While we’ve made progress in our financial statements, we are far from done. We recognize that our debt load remains substantial and we’re committed to bringing it down and returning this company to profitability. To address the debt issue, we are undertaking 2 initiatives as outlined by Stephen and in the press release.

As Stephen has noted, we have retained an outside firm to assist us in the sale of our general press business, which consists of the North America press and international press business segments. Even though this business is performing well for us in recent quarters we do not consider it core to our business as it does not utilize ultra high pressure water pumping technology. We believe now is a good time to take advantage of a general rebound in market conditions and use the proceeds of a divestiture to pay down debt.

Also as noted in the press release, during the quarter we engaged investment bankers on a best efforts basis to explore the potential of raising funds through a private investment in public equity or PIPE, in an effort to continue to pay down our debt. At this point we have made no efforts beyond engaging the bankers to explore those options. We have not entered into formal discussions with any parties nor have we determined whether or not a PIPE transaction is something that we will ultimately pursue. We will update you on that should we have anything definitive to tell you.

We are extremely sensitive to issues of dilution and remain committed to building real shareholder value. To that end, even as we are looking at alternatives to potentially raise financing, we will only do what we believe is in the best interest of this company and are aligned with our employees and shareholders alike.

With that, I will turn the call back over to Stephen.

S. Light	Thanks, Steve, for the report and for your team’s perseverance in completing the restatement as quickly as possible.

This has been another quarter of solid improvement for Flow, but not one without challenges that strained our capabilities. As we see the Waterjet segment expand so dramatically I am reassured we have the right strategies to complete our recovery and to drive profitable growth in our core businesses.

As Flow’s management team looks forward to completing another fiscal year together, we believe it is appropriate for us to provide revenue guidance for the full fiscal year 2005. You may recall that revenues in fiscal 2003 and 2004 were $144 million and $177 million, respectively.

Based on our fiscal year-to-date performance, we expect revenues in fiscal year 2005 to complete the year in the range of $201 million to $212 million barring any unforseen event that would substantially derail the U.S. or world economies. While I anticipate your curiosity about other metrics, we will not be providing any guidance other than revenue.

Thank you for your attention. Dustin, we’re ready for the first question.

Operator	Thank you, sir. Ladies and gentlemen, at this time we will begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press star followed by the two. You will hear a three-toned prompt acknowledging your selection. Your questions will be polled in the order that they are received. If you are using speaker equipment, you will need to lift the handset before pressing the numbers. One moment, please, for the first question.

Our first question is from Jon Gruber. Please go ahead with your question.

J. Gruber	Yes, a couple of questions. How are orders and backlog, number one?

S. Light	Jon, good morning. Good to chat with you. We have a total backlog in the corporation today of approximately $50.7 million of which $21.7 is aerospace and $22 million is in Avure. Orders are consistent with the behavior that we’ve seen in the first two quarters of the year.

J. Gruber	Okay and so orders were above shipments or below shipments?

S. Light	Orders today in the Waterjet business since our delivery time is so rapid, orders and shipments are very closely matched, but we do see a modest increase in backlog and a very slight extension in delivery days to Waterjet customers.

J. Gruber	Okay and then my real question is the guidance, 97 to 108 for the second half which is if you look at last year, the second half was 20% above the first half and the midpoint of guidance would only be a percent above the first half here. Actually it would be below the first half, I take it back. Yeah, 104 was the first half and 97 to 108 would be ... the middle point would be below the first half so why is that?

S. Light	Jon, this is our first ... your observation is exactly correct. This is our first foray into providing guidance and we want to be conservative here as we have been in all of the metrics and all of the work that we’ve done. We’re optimistic about our second quarter. The nominal in the guidance actually ...

J. Gruber	You don’t mean the second quarter.

S. Light	I’m sorry, second half. The nominal position of our guidance exceeds the best year of revenue the corporation ever had so I don’t think we’re under-promising here.

J. Gruber	But it’s still down from the first half so you don’t have the orders for the second half, are you just being conservative or what? There’s got to be some explanation.

S. Light	I think there’s some of all of that. We certainly have what we consider to be a healthy backlog. We don’t see any fall off as indicated in orders as a result of the sunset of the U.S. tax loss. We will remain true to our value structure as we’ve written in the annual report which item #2 is to manage in a fiscally responsible manner and while wild exuberance may want to creep in, we’re going to stay true to the path here and take one step at a time.

J. Gruber	Okay and then the final question. You said that gross margins were low because you lost several contracts in the automotive business. The obvious question is why did you lose the contracts and what are you going to do about that?

S. Reichenbach	Jon, we didn’t lose them. They were contracts that were generating losses and they were contracts entered into without a full understanding of the scope of what was required to be done under those contracts. We believe as we sit here today that we have appropriately accrued for all those losses in the numbers that you’ve seen and prospectively those contracts, and there’s 3 of them, but they’re multi-sell contracts each of them, will be recognized at a zero gross margin so we ...

J. Gruber	I’m sorry, I misunderstood your explanation. That makes more sense. Thank you very much.

Management	Thank you.

Operator	Thank you. Our next question comes from Alan Davis. Please go ahead with your question.

A. Davis	Thanks. Nice quarter. Just a couple of quick questions here. Considering what you said about the robotics business and its effect on margins, I guess you’re not giving guidance on margins obviously going forward, but it sounds like indirectly we would expect a pretty sharp improvement here towards the 40% range in the current quarter. Is that fair to say?

S. Light	We’re not providing any guidance other than revenue.

A. Davis	Okay. In terms of the core business, the Waterjet business, I wonder if you could give us a little more insight, obviously tremendous growth in that business, what industries you’re seeing the most strength in and where that’s coming from and maybe there’s a product line that’s particularly strong?

S. Light	That’s a fine question. I think the answer may disappoint a little bit in that we are seeing broad strength across all of our served markets ranging from classical job shops, to countertop cutting companies, to the chip singulation business on the electronic side, to paper processing mills.

The Waterjet business, and let me caveat that and say one significant area of strength we are seeing is motorcycle fabrication facilities based on the advertising we’ve been doing or the support work we’ve been doing on the television show. We’re just seeing very broad strengths as our strategy of making people aware of what the machine and technology can do is really reaching a lot more folks. I think we credit the market improvements with some lift to our business, but I prefer to focus in on what we’ve done in terms of distribution enhancements where in prior calls we spoke about adding direct salesmen, adding appropriate representatives, making sure that we’ve got the most number of service technicians of any corporation in the Waterjet business. All of those areas are really gaining traction now and we’re seeing productive sales output from our new people.

A. Davis	Okay and just two last ones. First of all, was there any significant increase in discounting to drive sales there? It doesn’t sound like it. On the cost side on your core businesses, how much cost cutting is there left do you think going forward?

S. Light	Commenting on the discounting, we are not providing sales incentives beyond our normal behavior in the market. In fact the corporation has announced domestically a price increase on all new machines. That went into effect January 1st so there’s not been pressure to discount. We have the best machine, the best capabilities, the best support service, the best parts availability. Customers recognize that and are certainly willing to pay based on the order volume that we’ve had, are willing to pay the appropriate price for that.

To the latter question we have embarked on a continuous improvement program here at the company. We call it FASTT. It’s sort of a combination of Six Sigma and Lean Manufacturing, and Kaisan and it is really a part of the cultural fabric of the company. We are continually looking at where we spend money, how we spend it, how we cash flow it and what we get for it. I think you will see that as part of our way of doing business. We’re not going to sit back on our laurels and be satisfied at any point in time regardless of how strong our results are. There’s always an opportunity to do better and the philosophy of continual improvement drives us to that.

A. Davis	Okay, and last one I promise. ASPs, if not an absolute number maybe directionally how were they in the quarter, flat, down, up for the Waterjet systems?

S. Reichenbach	That’s a hard question to answer. I would be frankly a little reluctant to give you that because of folks who might be listening in a competitive nature.

A. Davis	Alright. thanks.

Management	Thank you.

Operator	Thank you. Our next question is from Todd Wulfson. Please go ahead with your question.

T. Wulfson	Hello. I was looking for a little more on clarification of the margins. I believe you said that ex the losses on the auto contracts and the food, that the gross margins for the quarter were approximately 40%. I’m wondering how long until the losses, and I think you may have given this to us already, the losses from those automotive contracts are no longer impacting those gross margins?

S. Reichenbach	Todd, you’re correct in the 40% versus 38%. What I had indicated is that we have accrued for the losses on these jobs so into the third quarter, and really these jobs should be completed in the third quarter substantially, they will have zero margin on them. You record loss up to ... you take 100% of the loss, but only to the point where there’s a zero gross margin.

So in the third quarter while there won’t be losses coming from these, there won’t be revenue generation from them either, but by the fourth quarter we should have worked through those contracts.

T. Wulfson	Okay. I thought that the way it may have worked was that you would have had zero gross margin on them, but still have to recognize revenue. But all the revenue ...

S. Reichenbach	Todd, we will recognize revenue, but we’ll recognize costs of an equal amount.

T. Wulfson	Right, okay so it’s still diluting the gross margin until we get through the jobs which you say should be completed in the third quarter.

S. Reichenbach	Yes, right.

T. Wulfson	If we try and break out gross margins on the Avure side, I think it’s very positive that you are to the point where you believe you can generate operating profits at the current level of sales from the food. But can you give me any guidance on the gross margins from food versus or even relative to the press business?

S. Reichenbach	Todd, we haven’t provided that information. Through the segments you can see kind of top line and operating performance. Generally speaking, the margins in this area both on the food side and on the general press can vary quarter-to-quarter depending on the particular project. Some projects if you’re working with the government you may have a little bit lower margin. Depending on the type of food application, there’ll be different margins.

So, Todd, I really can’t give you any particular specifics there. Outside of it being non-core and it being very lumpy from quarter-to-quarter it’s really one of the reasons driving our desire to get out of that general press business.

T. Wulfson	I will step back in the queue and perhaps someone else has another question. Thank you.

Operator	Thank you. David Naftzger, please go ahead with your question.

D. Naftzger	I may have misheard during the presentation, but I thought when you were discussing Boeing and the 7E7 you said you had 21.4 in orders there and then when you were answering the question on the backlog you referred to 21.7 in aerospace in general. Are there no other orders in aerospace and are there orders specifically from Airbus at this time?

S. Light	Good morning, David. We have $21.4 million of orders or letters of intent and I won’t give you the breakout of how that splits on the Boeing 7E7, but not all of the Boeing 7E7 work for which we have or not any for which we have letters of intent, but not the first down payment are included in the backlog. Were we to tally that all in, the backlog would be greater.

There is other aerospace work that is in the backlog. As I indicated a couple million dollars, a little over $1 million for 2 orders that came in at the end of the quarter as well as the remaining installation work on the jobs for the A380 that we’ve sold to Airbus.

D. Naftzger	Okay and last few quarters you’ve talked a little more about the chip business as fledgling. What’s happening there?

S. Light	We have completed installation of the final machine to the first customer. We’re doing considerable work with other electronics people who now are aware that this technology is available. As a direct outgrowth as I indicated in my remarks, we now have 2 machines in the flat panel display business. While not down at the chip level we consider that the same market. It’s a high volume, repetitive manufacturing product line.

D. Naftzger	And with the fact the final delivery there, I’ll reflect back to the previous questioner saying why the second half’s flat with ... so that’ll be something not increasing obviously in the second half?

S. Light	We’re optimistic that growth will continue in all segments or all served market areas for the Waterjet business including the electronic side, but also the job shops, countertop companies, what we consider to be in-house use which is major companies buying them just to generate parts internally.

D. Naftzger	Thank you.

Operator	Thank you. Our next question comes from Diane Daggatt. Please go ahead with your question.

D. Daggatt	Yeah, a follow up question actually to David’s question on the $21.4 million for the 7E7. How much of that do you expect to fall into fiscal ‘05 versus ‘06? Then, hey, nice picture in the Seattle Times of the fuselage.

S. Light	Let me address the picture first. We probably couldn’t have paid Boeing enough to get that picture in there this morning. We are more than delighted about that photo showing up because it validates quite a number of things. One is that Boeing is clearly committed to the airplane with 126 orders. We expect with the amount of money being spent, Boeing is clearly committed to the airplane being composite carbon fiber. We are delighted that the fuselage shown has holes cut by Flow Waterjets or a flow Waterjet that is in the Boeing development center.

It’s interesting to note that the commitment for the equipment to buy or to manufacture the fuselage has not yet been made, but I suspect that photo and the success that they’ve enjoyed in the process development will serve us quite well on that.

Now to the earlier question about how much will be recognized in which fiscal year, we’re not going to provide guidance for that, Diane. I think the best guidance or the best suggestion I could give you in that arena is that all of our machines have to be installed and operational to make first unit assembly late in calendar ‘06, beginning of calendar ‘07.

D. Daggatt	Okay. Thank you.

Operator	Thank you. Our next question is a follow up from Todd Wulfson. Please go ahead with your follow up question.

T. Wulfson	Thank you. The orders from the IMTS show in September, I assume that most of those will actually hit in the third quarter. How much longer will we see an impact from those orders beyond that?

S. Light	Todd, we expect to complete delivery of all the IMTS related machines in Q3.

T. Wulfson	I have another question on the growth in consumables. It seems to me that 6% growth isn’t what I would expect looking at manufacturing activity across the U.S. and also the increased system sales that you’ve been doing in the last year and a half or so.

I’m wondering if part of the moderation in that increase is customers going to third parties or how much of it is due to the fact that some of your new designs actually use less consumables than your older designs.

S. Light	That’s a difficult challenge to sort out. We are pleased with the rise in consumables. Last year we had the benefit of the U.S. Navy doing a major refit of the ships that were engaged in the Iraq war which drove up our surface preparation spare parts sales. What we’re seeing in aggregate increase of consumables pretty closely matches the growth in utilization that our customers are experiencing.

Now a point though and you did develop it a little bit in your question is that we are very proud that our equipment is lasting longer, that our spare parts are lasting longer, that our new technologies and new operating techniques are enabling customers to get more life out of their products. We think that’s very good as the loyalty, the support that customers have to our brand is highly dependent on how much money they make running the equipment and that’s an offset to operating expenses.

We’re very pleased with the rise in Waterjet consumables, offset of course by the slowdown from the U.S. Navy because they just don’t have the ships in the fighting environment that they do today.

T. Wulfson	Right, thank you again.

Operator	Thank you. Gentlemen, it appears there are no further questions at this time. Please continue.

S. Light	That’s fine. Ladies and gentlemen, thank you very much for your attention, for the fine questions and for the continued support. We look forward to talking to you after our successful completion of Q3 at our next earnings call. Thank you.

Operator	Thank you. Ladies and gentlemen, this concludes the Flow International Corporation Quarter Two 2005 conference call. If you would like to listen to a replay of today’s conference call you may do so by dialing 303-590-3000 followed by the pass code 11021370.